THIS SHARE PURCHASE AGREEMENT (THE "AGREEMENT") RELATES TO AN OFFERING OF SECURITIES IN AN OFFSHORE TRANSACTION TO PERSONS WHO ARE NOT U.S. PERSONS (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT").

NONE OF THE SECURITIES TO WHICH THIS AGREEMENT RELATES HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR TO U.S. PERSONS (AS DEFINED HEREIN) EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN ACCORDANCE WITH THE 1933 ACT.

SHARE PURCHASE AGREEMENT

This Agreement is made the 18th day of December 2001.

BETWEEN:

A. Richard Bullock of, 19 Ferguson Drive, Belfast, Northern Ireland, (herein called the "Vendor")

AND:

Kenneth F. Swaisland. of, 2949 Palmerston Avenue, West Vancouver, British Columbia, (herein called the "Purchaser")

WHEREAS:

  The Vendor is the registered and beneficial owner of 6 million restricted common shares (the "Shares") in the capital of Sun Power Corporation ("SNPW"); and

  The Purchaser has agreed to purchase and the Vendor has agreed to sell the Shares on the terms and conditions set forth herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of and other good and valuable consideration now paid by the Purchaser to the Vendor (the receipt and sufficiency of which is hereby acknowledged by the Vendor), the parties hereby covenant and agree as follows:

  On the basis of the representations and warranties of the parties to this Agreement and subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase from the Vendor, and the Vendor agrees to sell to the Purchaser, the Shares on the date of the Closing (as hereinafter defined).

  The purchase price for the Shares is $1.10 per Share for a total of $6.6 million (the "Price"), which shall be paid by way of a transferable promissory note at the Closing (as hereinafter defined).

  The closing of the transactions contemplated hereby (the "Closing") shall take place on or about December 9, 2001, in Zurich, Switzerland or such other date and place as may be agreed to by the parties hereto, by way of an exchange of the documents hereinafter referred to. In the event that Closing shall not occur then the Purchaser will immediately return all shares received from the Vendor.

  At or prior to the Closing:

    The Purchaser shall deliver to the Vendor a transferable promissory note (the "Promissory Note") in the amount of $6.6 million, which Promissory Note shall bear no interest.

    The Purchaser agrees to pay down the Promissory Note as follows:

      50% of the net after- tax proceeds received from the sale of the Shares by the Purchaser shall be used to pay the outstanding principal amount of the Promissory Note; and

      the remaining balance of the principal amount, if any, of the Promissory Note shall be paid on the date which is 10 years plus one day from the anniversary date of this Agreement.

    The Purchaser agrees to cause SNPW to register for resale the Shares with the United States Securities and Exchange Commission within 3 to 5 months from the date of the Closing. Until such registration is completed and has been declared effective, the Purchase acknowledges and agrees that the Shares will be restricted securities.

  The Vendor represents and warrants to the Purchaser (which representations and warranties shall survive the Closing), with the intent that the Purchaser will rely thereon in entering into this Agreement and in concluding the purchase and sale of the Shares as contemplated herein, that:

      the Vendor is the registered and beneficial owner of the Shares free and clear of all liens, charges and encumbrances of any kind whatsoever (collectively, the "Liens");

      the Vendor has the power and capacity and good and sufficient right and authority to enter into this Agreement on the terms and conditions set forth in this Agreement and to transfer the legal and beneficial title and ownership of the Shares to the Purchaser;

      no person, firm, corporation or entity of any kind has or will have on or after the Closing any agreement, right or option of any kind whatsoever to acquire any of the Shares;

      the Vendor is outside the United States when receiving and executing this Agreement; and

      the Vendor will at his cost take all steps and shall execute all documents and instruments necessary to cause the Shares to be transferred to the Purchaser as contemplated by this Agreement, free and clear of any Liens.

  The Purchaser represents and warrants to the Vendor (which representations and warranties shall survive the Closing), with the intent that the Vendor will rely thereon in entering into this Agreement and in concluding the purchase and sale of the Shares as contemplated herein, that the Purchaser:

      is not a U.S. Person;

      is not acquiring the Shares for the account or benefit of, directly or indirectly, any U.S. Person;

      is acquiring the Shares for investment only and not with a view to resale or distribution and, in particular, the Purchaser has no intention to distribute either directly or indirectly any of the Shares in the United States or to U.S. Persons;

      is outside the United States when receiving and executing this Agreement and is acquiring the Shares as principal for its own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in such Shares;

      understands that the Shares have not been registered under the 1933 Act, or under any state securities or "blue sky" laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons, as that term is defined in Regulation S under the 1933 Act ("Regulation S"), except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in each case in accordance with any applicable state and provincial securities laws;

      understands that the Shares are not listed on any stock exchange or automated dealer quotation system and no representation has been made to the Subscriber that any of the Shares will become listed on any stock exchange or automated dealer quotation system, except that currently certain market makers make market in the common shares of SNPW on the National Association of Securities Dealers, Inc.'s Over-the-Counter Bulletin Board;

      understands and agrees that offers and sales of any of the Shares prior to the expiration of a period of one year after the date of completion of the transfer of the Shares (the "Restricted Period") as contemplated in this Agreement shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the 1933 Act or an exemption therefrom, and that all offers and sales after the Restricted Period shall be made only in compliance with the registration provisions of the 1933 Act or an exemption therefrom;

      understands that the statutory and regulatory basis for the exemption claimed for the offer and sale of the Shares, although in technical compliance with Regulation S, would not be available if the offering is part of a plan or scheme to evade the registration provisions of the 1933 Act;

      is not an underwriter of, or dealer in, the common shares of the Company, nor is the Purchaser participating, pursuant to a contractual agreement or otherwise, in the distribution of the Shares;

      understands and agrees not to engage in any hedging transactions involving the Shares prior to the end of the Restricted Period unless such transactions are in compliance with the provisions of the 1933 Act;

      understands and agrees that the Company will refuse to register any transfer of the Shares not made in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the 1933 Act or pursuant to an available exemption from the registration requirements of the 1933 Act;

      acknowledges that the Purchaser has not acquired the Shares as a result of, and will not itself engage in, any "directed selling efforts" (as defined in Regulation S under the 1933 Act) in the United States in respect of any of the Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the Shares; provided, however, that the Purchaser may sell or otherwise dispose of any of the Shares pursuant to registration of any of the Shares pursuant to the 1933 Act and any applicable state securities laws or under an exemption from such registration requirements and as otherwise provided herein;

      is not aware of any advertisement of any of the Shares; and

      understands that the Company is not a reporting issuer in any of the Provinces of Canada and therefore resale of any of the Securities in Canada is restricted except pursuant to an exemption from applicable securities legislation.

  In this Subscription Agreement, the term "U.S. Person" shall have the meaning ascribed thereto in Regulation S.

  The obligation of the Purchaser to carry out the terms of this Agreement and to complete the purchase of the Shares as contemplated herein is subject to the following conditions:

      that on the date of the Closing, the warranties and representations of the Vendor as set forth in this Agreement will be true in every particular as if such warranties and representations had been made by the Vendor on the date of the Closing; and

      that on the date of the Closing, the Vendor will have delivered to the Purchaser, the following documents:

        share certificates representing the Shares together with one or more stock transfer powers of attorney, duly endorsed by the Vendor for transfer in form acceptable to the Company's registrar and transfer agent, for the purposes of effecting the registration of the Shares in the name of the Purchaser; and

        all other documents and instruments as the Purchaser may reasonably require.

  This is a valid and binding Agreement, whether or not the foregoing conditions are satisfied; however, the obligation of the Purchaser to complete the purchase and sale is subject to waiver or satisfaction of these conditions precedent. The conditions set forth in clause 8 of this Agreement are for the exclusive benefit of the Purchaser and may be waived by the Purchaser in writing in whole or in part on or before the date of the Closing, but save as so waived, the completion of the purchase of the Shares as contemplated herein by the Purchaser will not prejudice or affect in any way the rights of the Purchaser in respect of the warranties and representations of the Vendor as set forth in this Agreement, and the said warranties and representations will survive the Closing and the payment of the Price.

  The Vendor will indemnify and hold harmless the Purchaser from and against:

      any and all losses, damages, costs or deficiencies directly or indirectly resulting from any misrepresentation, breach of warranty or non-fulfilment of any covenant on the part of a Vendor under this Agreement; and

      any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incidental to the foregoing.

  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

  This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, which shall be deemed to be the proper law hereof. The Courts of British Columbia shall have jurisdiction (but not exclusive jurisdiction) to entertain and determine all disputes and claims, whether for specific performance, injunction, declaration or otherwise howsoever both at law and in equity, arising out of or in any way connected with the construction, breach, or alleged, threatened or anticipated breach of this Agreement and shall have jurisdiction to hear and determine all questions as to the validity, existence or enforceability thereof.

  This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto or by their heirs, executors, administrators, successors and permitted assigns.

  No condoning, excusing or waiver by any party hereto of any default, breach or non-observance by any other party hereto at any time or times in respect of any covenant, proviso or condition herein contained shall operate as a waiver of that party's rights hereunder in respect of any continuing or subsequent default, breach or non-observance, or so as to defeat or affect in any way the rights of that party in respect of any such continuing or subsequent default, breach or non-observance, and no waiver shall be inferred from or implied by anything done or omitted to be done by the party having those rights.

  All notices, demands and payments required or permitted to be given hereunder shall be in writing and may be delivered personally, sent by telegram, Telex or facsimile transmission or may be forwarded by first class prepaid registered mail to the addresses set forth on page 1. Any notice delivered or sent by telegraph, Telex or facsimile shall be deemed to have been given and received at the time of delivery. Any notice mailed as aforesaid shall be deemed to have been given and received on the expiration of 48 hours after it is posted, addressed as set forth on page 1, or at such other address or addresses as may from time to time be notified in writing by the parties hereto provided that if there shall be between the time of mailing and the actual receipt of the notice a mail strike, slowdown or other labour dispute which might affect the delivery of such notice by the mails, then such notice shall only be effective if actually delivered.

  All references to any party to this Agreement shall be read with such changes in number and gender as the context hereof or reference to the parties hereto may require.

  Except as expressly provided in this Agreement and in the agreements, instruments and other documents contemplated or provided for herein, this Agreement contains the entire agreement between the parties with respect to the sale of the Shares and there are no other terms, conditions, representations or warranties, whether expressed, implied, oral or written, by statute or common law.

  This Agreement, including without limitation the representations and warranties contained herein, shall survive and continue in full force and effect and be binding upon the parties hereto notwithstanding the completion of the purchase of the Shares as contemplated herein.

  Unless otherwise provided, all dollar amounts referred to in this Agreement are in lawful money of the Unites States of America.

IN WITNESS WHEREOF the parties have executed this Agreement on the day and year first above written.

Executed by A. Richard Bullock in the presence of: /s/ Erwin Haas Signature Erwin HAAS Print Name Burglistrasse 6, Postfach 8027 Zurich Address Businessman Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Richard Bullock A. Richard Bullock
Executed by Kenneth F. Swaisland in the presence of: /s/ Kathleen O'Connor Signature Kathleen O'Connor Print Name #303-8726 Montcalm Street Vancouver, BC Address Controller Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Kenneth Swaisland Kenneth F. Swaisland